EXHIBIT 5.1

May 31, 2012

LinkedIn Corporation

2029 Stierlin Court

Mountain View, California 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by LinkedIn Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about May 31, 2012, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 96,254 shares of Class A common stock, $0.0001 par value per share, of LinkedIn Corporation (the “Shares”) that are to be issued pursuant to the Slideshare, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation